Exhibit 99.1

Press Release

DENVER, CO—February 4, 2014	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

~ Provides 2014 Guidance ~

Fourth Quarter 2013 Highlights:

•	Funds from Operations (“FFO”) per share was $0.36, FFO as Adjusted per share was $0.35, and AFFO per share was $0.30.

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 4.5 percent and 5.4 percent, respectively.

•	Completed three development communities containing 1,122 homes at an estimated aggregate pro rata cost of $275 million. The communities are located in Huntington Beach, CA, San Diego, CA and Addison, TX.

•	Sold $132 million of non-core communities. Exited the Sacramento market.

•	Announced the formation of a $318 million, 51%/49% development partnership with MetLife in San Francisco and a participating debt financing arrangement for a $108 million development in Denver.

Full-Year 2013 Highlights:

•	FFO, FFO as Adjusted and AFFO per share were $1.44, $1.39 and $1.23, respectively.

•	Same-store revenue and NOI growth were 4.9 percent and 6.0 percent, respectively.

•	Completed four development communities containing 1,377 homes at an estimated aggregate pro rata cost of $400 million. The communities are located in Huntington Beach, CA, San Diego, CA, Addison, TX and Washington, D.C.

•	Expanded the MetLife relationship with the formation of a 50%/50% partnership for a portion of the Company’s Vitruvian Park® master plan community in Addison, TX in addition to the previously mentioned development partnership in San Francisco.

•	Declared dividend per share increased to $0.94 (+7% year-over-year).

	Q4 2013	Q4 2012	FY 2013	FY 2012
FFO per share	$0.36	$0.30	$1.44	$1.40
Gain on sale of TRS property/marketable securities	(0.010)	—	(0.010)	(0.031)
Hurricane-related (recoveries)/charges, net	—	0.035	(0.037)	0.037
Reversal of deferred tax valuation allowance	—	0.005	—	(0.085)
Other	—	0.004	—	0.024
FFO as Adjusted per share	$0.35	$0.35	$1.39	$1.35
Recurring capital expenditures	(0.044)	(0.036)	(0.162)	(0.167)
AFFO per share	$0.30	$0.31	$1.23	$1.18

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s fourth quarter Supplemental Financial Information.

Operations

Same-store NOI increased 5.4 percent year-over-year in the fourth quarter of 2013 while same-store revenue increased 4.5 percent during the same period. Same-store physical occupancy was 96.2 percent as compared to 95.9 percent in the prior year period. Same-store expenses increased 2.4 percent driven by an increase in personnel, administrative, marketing and insurance costs. The annualized rate of turnover decreased 220 basis points to 45.7 percent.

Summary of Same-Store Results Fourth Quarter 2013 versus Fourth Quarter 2012

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.7%	4.1%	6.3%	39.7%	95.8%	12,111
Mid-Atlantic	2.1%	2.9%	1.8%	26.0%	96.0%	9,578
Southeast	5.2%	(1.1)%	8.6%	17.4%	96.7%	9,515
Northeast	4.2%	0.3%	5.6%	9.7%	96.3%	1,879
Southwest	5.9%	4.3%	7.0%	7.2%	96.6%	3,998

Total	4.5%	2.4%	5.4%	100.0%	96.2%	37,081

(1)	Based on Q4 2013 NOI.
(2)	Average same-store occupancy for the quarter.
(3)	During the fourth quarter, 37,081 apartment homes, or approximately 90 percent of 41,250 total consolidated apartment homes (versus 52,949 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD same-store as all multifamily communities owned and stabilized for at least five consecutive quarters as of the beginning of the most recent quarter.

Sequentially, the Company’s same-store NOI increased by 2.9 percent on revenue growth of 0.5 percent and a 4.8 percent decrease in expenses during the fourth quarter of 2013.

For the twelve months ended December 31, 2013, the Company’s same-store revenue increased 4.9 percent as compared to the prior year period while expenses increased 2.6 percent, resulting in a same-store NOI increase of 6.0 percent. Year-over-year occupancy increased by 20 basis points to 96.0 percent.

Summary of Same-Store Results Full-Year 2013 versus Full-Year 2012

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	5.6%	1.9%	7.2%	39.1%	95.5%	11,703
Mid-Atlantic	2.8%	2.9%	2.8%	27.2%	96.2%	9,578
Southeast	5.2%	2.9%	6.5%	17.8%	96.3%	9,515
Northeast	6.6%	4.2%	7.6%	10.0%	96.5%	1,879
Southwest	6.5%	2.8%	9.0%	5.9%	96.5%	3,115

Total	4.9%	2.6%	6.0%	100.0%	96.0%	35,790

(1)	Based on YTD 2013 NOI.
(2)	Average same-store occupancy for YTD 2013.
(3)	During the twelve months ended December 31, 2013, 35,790 apartment homes, or approximately 87 percent of 41,250 total consolidated apartment homes, were classified as same-store. The Company defines YTD same-store as all multifamily communities owned and stabilized for at least nine consecutive quarters as of the beginning of the most recent year.

Development and Redevelopment Activity

In the fourth quarter, the Company completed three development communities containing 1,122 apartment homes in Huntington Beach, CA, San Diego, CA and Addison, TX. The Company’s share of the aggregated estimated cost of the communities totaled $275 million.

As of year-end 2013, the Company’s development pipeline totaled $1.2 billion, of which 64 percent had been funded. Of the remaining $970 million in development left to complete, $480 million is expected to be completed in 2014, $325 million in 2015 and the remainder in 2016.

During the fourth quarter, the Company completed the redevelopment of 155 homes at an aggregated cost of $16.5 million at its Rivergate and 27 Seventy Five Mesa Verde projects. The scope of the redevelopments at both projects changed in the quarter. The budget for our Rivergate project in Manhattan expanded due to the identification of further revenue generating opportunities, while we tabled for the foreseeable future additional home interior renovations at our 27 Seventy Five Mesa Verde project in Orange County due to lower than expected demand in that particular submarket.

Transactional Activity

On December 5, 2013, the Company announced the disposition of three non-core communities. The sales closed in mid-December for $132 million at a weighted average cap rate of 6.0 percent.

•	The Company exited the non-core Sacramento market with the sale of two communities that averaged 31 years in age for total proceeds of $81.1 million.

•	The Company disposed of its recently developed Lodge at Stoughton community for $51.0 million. The community was a 95%/5% joint venture with a third-party. At its 95 percent ownership interest, proceeds to the Company totaled approximately $48.5 million.

At the time of sale, the three dispositions’ weighted average occupancy and revenue per occupied home were 95.3 percent and $1,082, respectively. Additional details can be found in the Company’s press release issued on December 5, 2013 on its website at www.udr.com.

During the fourth quarter, the Company consolidated its 95%/5% development joint ventures 13th and Market in San Diego, CA and Domain College Park in Metro Washington, D.C. The consolidation was due to the Company becoming the managing partner of each of the joint ventures.

Following year-end, the Company,

•	Acquired the land for the development of Pacific City, a 516 home community located in Huntington Beach, CA for $78 million. The site has immediate access to the Pacific Coast Highway and is only three blocks from the Huntington Beach pier.

•	Sold its non-core Presidio at Rancho del Oro community located in North County San Diego for $48.7 million. The 27 year old property had average revenue per occupied home of $1,485 in the fourth quarter and was sold at a 5.4 percent cap rate.

Joint Venture/Partnership Investment Activity

As previously announced, the Company formed a 51%/49% development partnership with MetLife to construct a luxury, for-rent high-rise on its 399 Fremont land parcel in San Francisco. The building is projected to cost $318 million, include 447 homes and is located adjacent to the Company’s existing operating community, 388 Beale. The development broke ground in January 2014.

In addition, the Company entered into a participating debt financing arrangement with a third-party developer to fund the construction of a $108 million, 218 home luxury apartment community located in the Cherry Creek neighborhood of Denver. The Company will provide up to $92 million of financing for the project, has a substantial third-party equity cushion in front of its participating loan, is paid 6.5 percent interest on the outstanding loan balance and will receive 50 percent of any upside to cost at subsequent purchase of the community by the Company or sale to a third-party. The project broke ground in December 2013.

Additional details can be found in the Company’s press release issued on December 5, 2013 on its website at www.udr.com.

Balance Sheet

At December 31, 2013, the Company had $930 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at December 31, 2013 was $3.5 billion. The Company ended the year with fixed-rate debt representing 89 percent of its total debt, a total blended interest rate of 4.3 percent and a weighted average maturity of 4.4 years. The Company’s leverage was 39.2 percent versus 38.8 percent a year ago, net debt-to-EBITDA was 7.0 times, flat with a year ago, and fixed charge coverage was 3.1x versus 3.0x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the fourth quarter of 2013 in the amount of $0.235 per share. The dividend was paid in cash on January 31, 2014 to UDR common stock shareholders of record as of January 10, 2014. The fourth quarter 2013 dividend represented the 165th consecutive quarterly dividend paid by the Company on its common stock.

In conjunction with this release, the Company declared a 2014 annualized dividend per share of $1.04, an 11 percent increase versus 2013.

Outlook

For the first quarter of 2014, the Company has established the following guidance ranges:

•	FFO per share: $0.34 to $0.36

•	FFO as Adjusted per share: $0.33 to $0.35

•	AFFO per share: $0.30 to $0.32

For the full-year 2014, the Company has established the following guidance ranges:

•	FFO per share: $1.47 to $1.53

•	FFO as Adjusted per share: $1.47 to $1.53

•	AFFO per share: $1.30 to $1.36

•	Declared Dividend per share: $1.04

For the full-year 2014, the primary same-store growth assumptions are:

•	Revenue: 3.50% to 4.25%

•	Expense: 2.75% to 3.25%

•	Net operating income: 3.75% to 5.00%

•	Physical occupancy: 96.0%

Additional assumptions for the Company’s first quarter and full-year 2014 guidance can be found on Attachment 15 of the Company’s fourth quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. EST on February 4, 2014 to discuss fourth quarter and full-year results as well as an update to its Three-Year Strategic Plan. The webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 800-762-8779 for domestic and 480-629-9645 for international and provide the following conference ID number: 4659587.

A replay of the conference call will be available through March 4, 2014, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4659587, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the fourth quarter 2013 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2013, UDR owned or had an ownership position in 52,949 apartment homes including 1,790 homes under development. For over 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.